UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or Section 13(e)(1)

of the Securities Exchange Act of 1934

CUBIST PHARMACEUTICALS, INC.

(Name of Subject Company (issuer))

CUBIST PHARMACEUTICALS, INC.

(Name of Filing Persons (issuer))

2.50% Convertible Senior Notes due 2017

1.125% Convertible Senior Notes due 2018

1.875% Convertible Senior Notes due 2020

(Title of Class of Securities)

229678 AD9

229678 AF4

229678 AH0

(CUSIP Number of Class of Securities)

Sunil A. Patel

2000 Galloping Hill Road

K1-3045

Kenilworth, NJ 07033

(908) 740-4000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

with copies to:

Andrew F. Fowler

David Schwartz

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Phone: (212) 837-6000

CALCULATION OF FILING FEE

Transaction valuation*	Amount of filing fee**
1,036,632,806	120,457

*	Estimated solely for purposes of calculating the filing fee. The repurchase price of (a) the 2.50% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”), as described herein, is calculated as the sum of (i) $228,790,000, representing 100% of the principal amount of the 2017 Convertible Notes outstanding as of January 20, 2015, plus (ii) $1,827,180, representing accrued but unpaid interest on the 2017 Convertible Notes up to, but excluding, February 23, 2015; (b) the 1.125% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”), as described herein, is calculated as the sum of (i) $350,000,000, representing 100% of the principal amount of the 2018 Convertible Notes outstanding as of January 20, 2015, plus (ii) $1,914,063, representing accrued but unpaid interest on the 2018 Convertible Notes up to, but excluding, February 23, 2015; (c) the 1.875% Convertible Senior Notes due 2020 (the “2020 Convertible Notes”), as described herein, is calculated as the sum of (i) $450,000,000, representing 100% of the principal amount of the 2020 Convertible Notes outstanding as of January 20, 2015, plus (ii) $4,101,563, representing accrued but unpaid interest on the 2020 Convertible Notes up to, but excluding, February 23, 2015.
**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for fiscal year 2015, issued August 29, 2014, equals to 116.20 for each $1,000,000 of the value of the transaction.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable	Filing Party: Not applicable
Form or Registration No.: Not applicable	Date Filed: Not applicable

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

As required by (i) that certain indenture, dated as of October 25, 2010, as supplemented by the Supplemental Indenture dated as of January 21, 2015 (the “2017 Indenture”), between Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), relating to the Company’s 2.50% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”), (ii) that certain indenture dated as of September 10, 2013, as supplemented by the Supplemental Indenture dated as of January 21, 2015 (the “2018 Indenture”), between the Company and the Trustee, relating to the Company’s 1.125% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”), and (iii) that certain indenture dated September 10, 2013, as supplemented by the Supplemental Indenture dated as of January 21, 2015 (the “2020 Indenture” and together with the 2017 Indenture and 2018 Indenture, the “Indentures”) between the Company and the Trustee, relating to the Company’s 1.875% Convertible Senior Notes due 2020 (the “2020 Convertible Notes” and together with the 2017 Convertible Notes and 2018 Convertible Notes, the “Notes”), this Tender Offer Statement on Schedule TO-I (“Schedule TO”) is being filed by the Company, with respect to the right of each holder (each, a “Holder”) of the Notes to require the Company to repurchase for cash its Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, for 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, but excluding, February 23, 2015, pursuant to the terms and conditions of the Fundamental Change Repurchase Right Notice, Notice to Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase dated January 22, 2015 (as may be amended and supplemented from time to time, the “Notice”), attached hereto as Exhibit (a)(1), the Indentures and the Notes.

This Schedule TO is intended to satisfy the disclosure requirements of Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Items 1 through 9, and Item 11.

As permitted by General Instruction F to Schedule TO, all of the information set forth in the Notice is hereby expressly incorporated herein by reference in response to Items 1 through 9 and Item 11 of this Schedule TO.

Item 10. Financial Statements.

Not applicable.

Item 12. Exhibits.

Exhibit No.	Description

(a)(1)	Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase dated January 22, 2015 to Holders of 2.50% Convertible Senior Notes Due 2017, 1.125% Convertible Senior Notes due 2018 and 1.875% Convertible Senior Notes due 2020

(a)(5)	Press release announcing tender offer for Cubist’s 2.50% Convertible Senior Notes Due 2017, 1.125% Convertible Senior Notes due 2018 and 1.875% Convertible Senior Notes due 2020

(b)	Not applicable.

(c)	Not applicable.

(d)(1)	Indenture dated October 25, 2010 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 2.50% Convertible Senior Notes due 2017 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 25, 2010)

(d)(2)	Indenture dated September 10, 2013 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(d)(3)	Indenture dated September 10, 2013 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(d)(4)	Supplemental Indenture to the 2017 Indenture dated January 21, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee

(d)(5)	Supplemental Indenture to the 2018 Indenture dated January 21, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee

(d)(6)	Supplemental Indenture to the 2020 Indenture dated January 21, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee

(d)(7)	Agreement and Plan of Merger dated as of December 8, 2014 among Merck & Co., Mavec Corporation and Cubist Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on December 8, 2014)

(d)(8)	Base convertible bond hedge transaction confirmation dated September 4, 2013, between Morgan Stanley & Co. International plc, or Morgan Stanley, and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(9)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Barclays Bank PLC, or Barclays, and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(10)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(11)	Base issuer warrant transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(12)	Base issuer warrant transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(13)	Base issuer warrant transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(14)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(15)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(16)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(17)	Base issuer warrant transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(18)	Base issuer warrant transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(19)	Base issuer warrant transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(20)	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between Morgan Stanley and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(d)(21)	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between Barclays and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(d)(22)	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 22, 2015

Cubist Pharmaceuticals, Inc.

By:	/s/ Sunil Patel
	Name:	Sunil A. Patel
	Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)	Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase dated January 22, 2015 to Holders of 2.50% Convertible Senior Notes Due 2017, 1.125% Convertible Senior Notes due 2018 and 1.875% Convertible Senior Notes due 2020

(a)(5)	Press release announcing tender offer for Cubist’s 2.50% Convertible Senior Notes Due 2017, 1.125% Convertible Senior Notes due 2018 and 1.875% Convertible Senior Notes due 2020

(b)	Not applicable.

(c)	Not applicable.

(d)(1)	Indenture dated October 25, 2010 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 2.50% Convertible Senior Notes due 2017 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 25, 2010)

(d)(2)	Indenture dated September 10, 2013 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(d)(3)	Indenture dated September 10, 2013 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(d)(4)	Supplemental Indenture to the 2017 Indenture dated January 21, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee

(d)(5)	Supplemental Indenture to the 2018 Indenture dated January 21, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee

(d)(6)	Supplemental Indenture to the 2020 Indenture dated January 21, 2015 between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee

(d)(7)	Agreement and Plan of Merger dated as of December 8, 2014 among Merck & Co., Mavec Corporation and Cubist Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on December 8, 2014)

(d)(8)	Base convertible bond hedge transaction confirmation dated September 4, 2013, between Morgan Stanley & Co. International plc, or Morgan Stanley, and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(9)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Barclays Bank PLC, or Barclays, and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(10)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(11)	Base issuer warrant transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(12)	Base issuer warrant transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(13)	Base issuer warrant transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(14)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(15)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(16)	Base convertible bond hedge transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(17)	Base issuer warrant transaction confirmation, dated September 4, 2013, between Morgan Stanley and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(18)	Base issuer warrant transaction confirmation, dated September 4, 2013, between Barclays and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(19)	Base issuer warrant transaction confirmation, dated September 4, 2013, between RBC and Cubist, in reference to the 1.875% Convertible Senior Notes due 2020 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed on September 5, 2013)

(d)(20)	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between Morgan Stanley and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(d)(21)	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between Barclays and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(d)(22)	Additional convertible bond hedge transaction confirmation, dated September 5, 2013, between RBC and Cubist, in reference to the 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 10, 2013)

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.